Exhibit 10.6
Restricted Stock Unit Award
To Be Used For Non-Executive Employees
As Approved February 2022

Restricted Stock Unit Agreement under
Assured Guaranty Ltd. 2004 Long-Term Incentive Plan
THIS AGREEMENT is effective as of the Grant Date, by and between the Participant and Assured Guaranty Ltd. (the “Company”).
WHEREAS, the Company maintains the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the “Plan”), and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Unit Award under the Plan; and
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1. Terms of Award. The following words and phrases used in this Agreement shall have the meanings set forth in this paragraph 1:
(a)The “Participant” is «Name».
(b)The “Grant Date” is February 23, 2022.
(c)The number of “Covered Units” granted under this Agreement is «Award_Units_RSTCK_» Units. Each “Unit” represents the right to receive one share of Stock on the Delivery Date, to the extent that the Participant is vested in such Units as of the Delivery Date, subject to the terms of this Agreement and the Plan.
(d)The “Delivery Date” with respect to each Installment shall be the earliest to occur of:
(i) The date on which the Participant vests in that Installment in accordance with the schedule set forth in paragraph 3 (determined without regard to paragraphs 3(a) or 3(b)).
(ii) The Participant’s Date of Termination that occurs by reason of the Participant’s death.
(iii) The date on which the Participant becomes Permanently Disabled on or before the Participant’s Date of Termination.
(iv) If an Installment constitutes nonqualified deferred compensation subject to Code section 457A, the date on which the amount is no longer treated as subject to a substantial risk of forfeiture.
Other words and phrases used in this Agreement are defined pursuant to paragraph 19, elsewhere in this Agreement, or the Plan.
2. Restricted Stock Unit Award. This Agreement specifies the terms of the “Restricted Stock Unit Award” granted to the Participant.
3. Restricted Period. If the Date of Termination does not occur during the Restricted Period with respect to any Installment of the Covered Units, then the Participant shall become vested in such Installment at the end of such Restricted Period. With respect to all Covered Units, the “Restricted Period” for each Installment of Covered Units shall begin on the Grant Date. The Restricted Period with respect to each Installment shall end as described in the following schedule (but only if the Date of Termination has not occurred before the end of the Restricted Period):

INSTALLMENT	RESTRICTED PERIOD WILL END ON:
¼ of Covered Units	One-year anniversary of the Grant Date
¼ of Covered Units	Two-year anniversary of the Grant Date
¼ of Covered Units	Three-year anniversary of the Grant Date
¼ of Covered Units	Four-year anniversary of the Grant Date

The Restricted Period shall end prior to the date specified in the foregoing schedule to the extent set forth below:
(a)For Installments as to which the Restricted Period has not otherwise ended prior to the Date of Termination, the Restricted Period for such Installments shall end upon the Participant’s Date of Termination, if the Date of Termination occurs by reason of the Participant’s Disability or death or by reason of a Qualifying Termination.
(b)If the Participant’s Date of Termination occurs because of Retirement, then for Installments as to which the Restricted Period has not otherwise ended prior to the Date of Termination, the Participant shall be vested on the Date of Termination (and the Restricted Period shall end) with respect to the Installment (if any) that would vest on or after the Date of Termination, determined as though the Participant had remained employed through such vesting date(s), but subject to paragraph 17(j) (relating to the definition of Retirement); provided, however, the number of Covered Units that shall be delivered with respect to each Installment on or after the Date of Termination due to Retirement, shall be further multiplied by the Retirement Percentage (with such percentage converted to a number by dividing such percentage by 100) and, if such Retirement Percentage is less than one hundred percent (100%), any Covered Units that do not remain eligible to become vested pursuant to this sentence shall be immediately forfeited on the Date of Termination.
4. Transfer of Shares and Forfeiture of Units. On the Delivery Date, the Participant shall receive one share of Stock for each Unit in which the Participant is then vested, and such shares shall be free of restrictions otherwise imposed by this Agreement, subject to the terms of this Agreement applicable after such Delivery Date (including, without limitation, paragraph 9) and the Plan. As of the date of distribution of Shares with respect to any Units, such Units shall be canceled. If the Restricted Period with respect to any Installments does not end on or before the Participant’s Date of Termination, then as of the Participant’s Date of Termination, the Participant shall forfeit such Installments. However, the Committee, in its sole discretion, may accelerate the end of the Restricted Period or provide for the vesting of the Covered Units under circumstances that such vesting would not otherwise occur in its sole discretion, based on such factors as the Committee deems appropriate.
5. Change in Control. In the event of a Change in Control, the Company, or the entity that is the surviving entity or successor to the Company following such transaction, may elect to (a) to continue this Restricted Stock Unit Award subject to the terms of this Agreement and the Plan and subject to such adjustments, if any, by the Committee as permitted by Section 5.2(f) of the Plan; or (b), if the Change in Control also satisfies the definition of “change in control event” as set forth in Treas. Reg. 1.409A-3(i)(5), to terminate this Restricted Stock Unit Award and distribute shares of Stock consistent with Treas. Reg. 1.409A-3(j)(4)(ix)(B). In the event that the Company or its successor chooses to terminate this award and make a distribution of shares of Stock as provided in clause (b) of the previous sentence (in which case the Change in Control is a Vesting Change in Control), the Participant shall be entitled to receive one share of Stock for each Unit which has not previously been forfeited and the date of the Vesting Change in Control shall be treated as the Delivery Date for purposes of this Agreement. The shares of Stock received by a Participant pursuant to this Section 5 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however, that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after the Delivery Date (including, without limitation, Section 10).
6. Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares of Stock may be used to satisfy not more than the maximum individual tax rate for the Participant in applicable jurisdiction for such Participant (based on the applicable rates of the relevant tax authorities (for example, federal, state, and local), including the Participant’s share of payroll or similar taxes, as provided in tax law, regulations, or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to the specific Participant).
7. Transferability. Except as otherwise provided by the Committee, the Restricted Stock Unit Award may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period.
8. Dividends. To the extent that the Covered Units have not otherwise been forfeited or cancelled prior to the Delivery Date, the Participant will be paid a cash payment on the Delivery Date equal to the number of shares of Stock delivered pursuant to Sections 4 or 5, multiplied by the total amount of dividend payments made in relation to one share of Stock with respect to record dates occurring during the period between the Grant Date and the Delivery Date.
9. Voting. The Participant shall not be a shareholder of record with respect to the Units and shall have no voting rights with respect to the Units during the Restricted Period or prior to the Delivery Date.
10. Cancellation and Rescission of Restricted Stock Unit Award.
(a)The Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict the Restricted Stock Unit Award at any time if the Participant engages in any Detrimental Activity or if the Participant engages in any conduct that constitutes Cause or, in the case of a Participant whose Date of Termination has occurred due to Retirement, if the Participant engages in any Post-Retirement Activity.

(b)At the Delivery Date with respect to an Installment and prior to the transfer of the shares of Stock to the Participant, the Participant shall certify, to the extent required by the Committee, in a manner acceptable to the Committee, that the Participant is not engaging and has not engaged in any Detrimental Activity and, in the case of a Participant whose Date of Termination has occurred due to Retirement, that the Participant is not engaging and has not engaged in any Post-Retirement Activity. In the event a Participant has engaged in any Detrimental Activity or, if applicable, any Post-Retirement Activity, prior to or during the twelve months after the Delivery Date with respect to such Installment of Covered Units, the right to delivery of shares with respect to such Installment may be rescinded by the Committee within two years thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized as a result of the prior delivery of shares applicable to the rescinded Installment(s), in such manner and on such terms and conditions as may be required by the Company, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company and/or Subsidiary.
11. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative on behalf of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative on behalf of the estate of the Designated Beneficiary. Any benefits deliverable following the death of the Participant to the Designated Beneficiary or the legal representative on behalf of the estate will be made as soon as administratively possible following the date that the Company determines to whom such benefits should be made pursuant to this Section 11 and in any event within the period required pursuant to Section 409A of the Code.
12. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding on all persons. The Committee shall have the authority to obtain such information from the Participant (including tax return information) as it determines may be necessary to confirm that the Participant is in compliance with the requirements applicable to Detrimental Activity, and if the Participant fails to provide such information, the Committee may conclude that the Participant is not in compliance with such requirements.
13. Plan Governs. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules, and regulations promulgated by the Committee from time to time pursuant to the Plan.

14. Not an Employment Contract. The Restricted Stock Unit Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.
15. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
16. Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of the Restricted Stock Unit Award pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.
17. Deemed Acceptance. If the Participant wishes to decline this Award, the Participant must reject this Agreement prior to one-year anniversary of the Grant Date (the “Acceptance Date”). If the Agreement has not been rejected prior to the Acceptance Date, the Participant will be deemed to have automatically accepted this Award and the terms and conditions set forth in this Agreement.
18. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
19. Definitions. For purposes of this Agreement, words and phrases shall be defined as follows:
(a)Cause. The term “Cause” shall mean (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company or the Subsidiaries, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company or the Subsidiaries; (ii) the disclosure to anyone outside the Company or the Subsidiaries, or the use in other than the Company’s or the Subsidiaries’ business, without prior written authorization from the Company or the Subsidiaries, of any confidential information or material, relating to the business of the Company or the Subsidiaries, acquired by the Participant either during or after employment with the Company or the Subsidiaries; (iii) a violation of any rules, policies, procedures or guidelines of the Company or the Subsidiaries, including but not limited to the Company’s Code of Conduct, Policy on Trading in Assured Guaranty Ltd. Securities, Management Stock Ownership Guidelines and other business conduct guidelines; (iv) any attempt directly or indirectly to induce any employee of the Company or its Subsidiaries to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier, or partner of the Company or its Subsidiaries; (v) the Participant being convicted of, or entering a guilty plea with respect to, a felony (or, for a crime occurring outside of the United States, the Participant being convicted of, or entering a guilty plea with respect to, a crime which would otherwise constitute a felony if such crime were prosecuted pursuant to the laws of the United States or the State of New York), whether or not connected with the Company or its Subsidiaries; or (vi) any other conduct or act determined to be injurious, detrimental, or prejudicial to any interest of the Company or its Subsidiaries.
(b)Change in Control. The term “Change in Control” shall be defined as set forth in the Plan.
(c)Date of Termination. A Participant’s “Date of Termination” means, with respect to an employee, the date on which the Participant’s employment with the Company and Subsidiaries terminates for any reason, and with respect to a Director, the date immediately following the last day on which the Participant serves as a Director; provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s transfer of employment between the Company and a Subsidiary or between two Subsidiaries; further provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s cessation of service as a Director if, immediately following such cessation of service, the Participant becomes or continues to be employed by the Company or a Subsidiary, nor by reason of a Participant’s termination of employment with the Company or a Subsidiary if, immediately following such termination of employment, the Participant becomes or continues to be a Director; and further provided that a Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.
(d)Detrimental Activity. The term “Detrimental Activity” shall mean the occurrence of actions described in clause (i) (relating to competition), (ii) (relating to confidentiality), or (iv) (relating to solicitation), all as set forth under the definition of “Cause” above.
(e)Director. The term “Director” means a member of the Board of Directors of Assured Guaranty, Ltd., who may or may not be an employee of the Company or a Subsidiary.
(f)Disability. The Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.
(g)Permanent Disability. The Participant shall be considered to have a “Permanently Disability” if he or she would be treated as “disabled” in accordance with the provisions of Treas. Reg. §1.409A-3(i)(4).
(h)Post-Retirement Activity. The term “Post-Retirement Activity” shall mean the Participant’s provision of significant commercial or business services to any one or more persons or entities such that the Participant will not be considered to have retired (or have terminated by reason of Retirement) pursuant to Section 19(i)(iii) below.
(i)Qualifying Termination. The term “Qualifying Termination” shall mean the occurrence of the Participant’s Date of Termination due to the involuntary termination of the Participant’s employment by the Company or a Subsidiary without Cause on or after the occurrence of a Change in Control; provided, however, that such termination shall be considered a Qualifying Termination only if the Participant signs and does not revoke a Severance Agreement and Release consistent with Section 6 of the Assured Guaranty Corp. Employee Severance Plan and such release is effective no later than the 60-day anniversary of the Date of Termination; provided, further, that if the 60-day period described above during which the Participant may consider signing the release begins in one calendar year and ends in a second calendar year and the Participant would otherwise be entitled to receive a distribution of shares of Stock subject to signing and not revoking such release during such 60-day period, no distribution of shares of Stock shall be made earlier than the first day of the second calendar year.
(j)Retirement. “Retirement” of a Participant will be determined in accordance with the following:
(i) The term “Retirement” means the occurrence of a Participant’s Date of Termination due to the voluntary termination of employment with the consent of the Committee (as described below) by a Participant who meets the following requirements as of such Date of Termination: (i) the Participant is age 60 or older and (ii) the total of the Participant’s age and years of service equals or exceeds 65. For purposes of this Agreement, the Participant’s Date of Termination shall not be considered to be a Retirement unless, prior to such Date of Termination, the Committee or its delegate approved treating such Participant’s Date of Termination as a Retirement for purposes of this Agreement. The determination of whether to treat the Participant’s Date of Termination as a Retirement shall be made in the sole discretion of the Committee or its delegate and such determination shall be final and binding on all persons.
(ii) For purposes of defining “Retirement,” years of service shall be determined in accordance with rules which may be established by the Committee, and shall take into account service with the Company and the Subsidiaries. If, on or before the date of the initial public offering of stock of the Company, the Participant was employed by the Company or its Subsidiaries, years of service shall also include service with ACE Limited and its subsidiaries occurring prior to such initial public offering.
(iii) Notwithstanding that the Participant’s Date of Termination satisfies the requirements of paragraph (i) above, the Participant will not be considered to have retired (or have terminated by reason of Retirement) with respect to any Installment if the Committee determines that the Participant has provided significant commercial or business services to any one or more persons or entities on or before the Delivery Date applicable to that Installment, regardless of whether such entity is owned or controlled by the Participant; provided that the Participant may devote reasonable time to the supervision of his or her personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that the Committee, in its discretion, determines that such activities are consistent with the Participant’s Retirement.
(iv) At the request of the Committee, and as a condition of receiving a distribution of Shares in settlement of an Installment, the Participant shall be required to provide a listing of the activities engaged in by the Participant following the Participant’s Date of Termination and prior to the Delivery Date applicable to such Installment and such other information that the Committee determines may be necessary from time to time to establish whether the Participant has acted in a manner that is consistent with the requirements of paragraph (iii). Such listing and information shall be provided promptly by the Participant, but in no event more than 10 days after written request is delivered to the Participant.
(v) At the request of the Participant, the Committee shall determine whether a proposed activity of the Participant will be consistent with the requirements of paragraph (iii). Such request shall be accompanied by a description of the proposed activities, and the Participant shall provide such additional information as the Committee may determine is necessary to make the determination. Such a determination shall be made promptly, but in no event more than 30 days after the written request, together with any additional information requested of the Participant, is delivered to the Committee.
(k)Retirement Percentage. The term “Retirement Percentage” means (i) one hundred percent (100%) if the Participant has an approved Retirement and the combination of his or her age and years of service as of such Date of Termination equals or exceeds 85; (ii) seventy-five percent (75%) if the Participant has an approved Retirement and the combination of his or her age and years of service as of such Date of Termination equals or exceeds 75; and (iii) fifty percent (50%) if the Participant has an approved Retirement and the combination of his or her age and years of service as of such Date of Termination equals or exceeds 65, in each case, with service determined as provided in the definition of Retirement above.
(l)Vesting Change in Control. The term “Vesting Change in Control” shall mean the date of a Change in Control where this Restricted Stock Unit Award is terminated pursuant to Section 5(b) of this Agreement.
(m)Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

IN WITNESS WHEREOF, the Participant has executed the Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date.

_________________________
Assured Guaranty Ltd.

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement:

_________________________
«Name»
Participant